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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
         of the Securities Exchange Act of 1934 or Suspension of Duty to
            File Reports Under Section 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                          Commission File Number 1-9771

                              Medco Research, Inc.
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             (Exact name of registrant as specified in its charter)

                 7001 Weston Parkway, Suite 300, Cary, NC 27513
                                 (919) 653-7001
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     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.001 par value
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(ii)     [ ]
         Rule 12g-4(a)(2)(ii)     [ ]       Rule 15d-6               [ ]
         Rule 12h-3(b)(1)(i)      [ ]

         Approximate number of holders of record as of the certification or notice date: None (issuer was merged into King Pharmaceuticals, Inc.)

         Pursuant to the requirements of the Securities Exchange Act of 1934, Medco Research, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 25, 2000             By: /s/  John A. A. Bellamy
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                                         John A. A. Bellamy
                                         Executive Vice President, Legal Affairs
                                         and General Counsel

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulation under the Securities Exchange Act of 1934. The registrant shall file with the Commission three (3) copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.